SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                  NOTIFICATION OF REGISTRATION FILED PURSUANT
             TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   ING Clarion Real Estate Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

        259 North Radnor Chester Road, Suite 205
        Radnor, PA 19087

Telephone Number (including area code):

        (800) 992-0180

Name and address of agent for service of process:

        T. Ritson Ferguson
        ING Clarion Realty Income Fund
        259 North Radnor Chester Road, Suite 205
        Radnor, PA 19087

With copies of Notices and Communications to:

        Richard T. Prins, Esq.
        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      [X]               NO      [ ]


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                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 18th day of July, 2003.


[SEAL]

                                            ING Clarion Real Estate Income Fund
                                            (REGISTRANT)


                                            By: /s/ T. Ritson Ferguson
                                               ---------------------------
                                               T. Ritson Ferguson
                                               Sole Trustee


Attest: /s/ Drew Fox
       ------------------------
       Drew Fox